UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2014

Corporate Capital Trust, Inc.

(Exact name of registrant as specified in its charter)

Commission file number: 814-00827

Maryland	27-2857503
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

CNL Center at City Commons 450 South Orange Avenue Orlando, Florida	32801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 745-3797

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 28, 2014, CCT Funding LLC (“CCT Funding”), a wholly-owned Delaware limited liability company and subsidiary of Corporate Capital Trust, Inc., entered into an amendment (the “Fourth Amendment”) to its credit agreement (the “Credit Agreement”) with Deutsche Bank AG, New York Branch and the lenders referred to therein (the “Lenders”).

As previously reported, the Credit Agreement, originally dated as of August 22, 2011, initially provided for borrowings in an aggregate amount of up to $75,000,000 on a committed basis (the “Tranche A Loans”) and contained an accordion feature that allowed for an increase in the aggregate maximum credit commitment up to $250,000,000. To partially exercise the accordion feature, the Credit Agreement was previously amended by a first amendment thereto, dated as of February 28, 2012, which provided for the extension of a second tranche of commitments permitting additional borrowings in an aggregate amount up to $100,000,000 (the “Tranche B Loans”), a second amendment thereto, dated as of August 20, 2012, which provided for the extension of a third tranche of additional borrowings in an aggregate amount up to $65,000,000 (the “Tranche C Loans”), and a third amendment thereto, dated as of February 11, 2013, which provided for the extension of a fourth tranche of additional borrowings in an aggregate amount up to $100,000,000 (the “Tranche D Loans”), for total borrowings available under the facility of $340,000,000. In addition, the Third Amendment reclassified the prior Tranche B Loans as the “Tranche B2 Loans” and the prior Tranche C Loans as the “Tranche B1 Loans.” Subsequently, during the three months ended September 30, 2013, the Tranche A Loans matured and were repaid in full.

The Fourth Amendment further amends the Credit Agreement by providing for, among other things, an upsize of the Tranche B1Loans from $65,000,000 to $140,000,000, for total borrowings available under the credit facility of $340,000,000.

The Fourth Amendment also modifies the interest rate and maturity date applicable to the Tranche B1 Loans under the Credit Agreement. The Tranche B1 Loans under the Credit Agreement will generally bear interest based on a three-month adjusted London interbank offered rate (“Adjusted LIBOR”) for the relevant interest period plus a spread of 1.80% per annum, payable monthly in arrears. Pursuant to the Fourth Amendment, the Tranche B1 Loans are scheduled to mature, and all accrued and unpaid interest thereunder will be due and payable on January 28, 2015. Upfront fees and unfunded commitment fees were also incurred with respect to the Tranche B1 Loans.

No other material modifications have been made to the terms and conditions of the Credit Agreement.

The foregoing description of the Fourth Amendment in this Item 1.01 does not purport to be complete in scope and is qualified in its entirety by the full text of the Fourth Amendment and the full text of the previously filed Credit Agreement (including the first, second and third amendments thereto).

Item 2.03. Creation of a Direct Financial Obligation.

The information included under Item 1.01 above is incorporated by reference into this Item 2.03.

As of the date of this filing, CCT Funding had borrowed an aggregate of $264.44 million in principal amount under the Credit Agreement’s credit facility.

Item 9.01. Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

EXHIBIT NUMBER	DESCRIPTION

10.26	Fourth Amendment to Credit Agreement between CCT Funding LLC, the lenders referred to therein and Deutsche Bank AG, New York Branch, as administrative agent.

Forward-Looking Statements

Certain statements in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, actual results could differ materially from those set forth in the forward-looking statements. Given these uncertainties, we caution investors and potential investors not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 31, 2014	CORPORATE CAPITAL TRUST, INC.

	By:	/s/ Paul S. Saint-Pierre
	Name:	Paul S. Saint-Pierre
	Title:	Chief Financial Officer